SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No.   )

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Exchange Traded Concepts Trust
(Name of Registrant as Specified in Its Charter)

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YIELDSHARES HIGH INCOME ETF

(Ticker Symbol: YYY)

a series of

EXCHANGE TRADED CONCEPTS TRUST

10900 Hefner Pointe Drive
Suite 207
Oklahoma City, Oklahoma 73120

IMPORTANT NOTICE REGARDING
INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 30, 2016

As a shareholder of the YieldShares High Income ETF (the “Fund”), a series of Exchange Traded Concepts Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the addition of Amplify Investments LLC (“Amplify”) as a sub-adviser to the Fund. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

On September 22, 2016, the Trust’s Board of Trustees (the “Board”) approved Amplify as a new sub-adviser for the Fund, effective October 1, 2016. No change was made to the existing investment advisory agreement between the Fund and Exchange Traded Concepts, LLC (“ETC”) or the existing sub-advisory agreement between ETC and Vident Investment Advisory, LLC, with respect to the Fund.

The Trust has received an order from the U.S. Securities and Exchange Commission (the “SEC”) that permits the Trust and ETC to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires ETC to furnish shareholders with information about the new sub-advisers and sub-advisory agreements.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.yieldshares.com/news-events.aspx. The Information Statement will be available on the website until at least 90 days from the date of this notice and the Information Statement. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or by calling 1-855-796-3863. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, OK 73120, by calling 1-855-796-3863, or by visiting the Fund’s website at http://www.yieldshares.com/yyy-yieldshares-high-income-etf.aspx.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, or call 1-855-796-3863. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.
There is no charge to you to obtain a copy.

2

YIELDSHARES HIGH INCOME ETF

a series of

EXCHANGE TRADED CONCEPTS TRUST

Information Statement

December 30, 2016

Introduction. On September 22, 2016, the Board of Trustees (the “Board”) of Exchange Traded Concepts Trust (the “Trust”) approved Amplify Investments LLC (“Amplify”) as a new sub-adviser for the YieldShares High Income ETF (the “Fund”), effective October 1, 2016. A supplement to the Fund’s Prospectus and Statement of Additional Information (“SAI”) announcing Amplify as a new sub-adviser to the Fund was filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 28, 2016.

The Trust has received an order from the U.S. Securities and Exchange Commission (the “SEC”) that permits the Trust and Exchange Traded Concepts, LLC ("ETC"), the Fund’s investment adviser, to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires ETC to furnish shareholders with information about the new sub-advisers and sub-advisory agreements.

This Information Statement provides information about the Fund’s new sub-adviser, Amplify, as well as the sub-advisory agreement between ETC and Amplify, with respect to the Fund. The changes described in this Information Statement do not require shareholder approval and are described for informational purposes only.

We Are Not Asking You For a Proxy and You Are Requested Not to Send Us a Proxy

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I.	The Board’s Approval of Amplify

At a meeting of the Board held on September 22, 2016, ETC recommended, and the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”) within the meaning of the Investment Company Act of 1940 (the “1940 Act”), approved the addition of Amplify as a sub-adviser to the Fund pursuant to the terms of a sub-advisory agreement between ETC, the Fund’s investment adviser, and Amplify, with respect to the Fund (the “Sub-Advisory Agreement”). Amplify’s appointment as a sub-adviser to the Fund became effective October 1, 2016. No change was made to the existing investment advisory agreement between the Fund and ETC or the existing sub-advisory agreement between ETC and Vident Investment Advisory, LLC (“Vident”), with respect to the Fund.

The Sub-Advisory Agreement. ETC and Amplify have entered into the Sub-Advisory Agreement as of October 1, 2016. Pursuant to the terms of the Sub-Advisory Agreement, other than certain functions delegated to Vident, Amplify is responsible for the day-to-day management of the Fund, may make investment decisions for the Fund as determined necessary by Amplify, and continuously reviews, supervises and administers the investment program of the Fund, subject to the supervision of ETC and the Board. Under the Sub-Advisory Agreement, Amplify has agreed to assume ETC’s responsibility to pay, or cause to be paid, all expenses of the Fund, except Excluded Expenses (defined below).

Amplify is independent of ETC and discharges its responsibilities subject to the supervision of ETC and the Board, and in a manner consistent with the Fund’s investment objectives, policies and limitations.

Duration and Termination. The Sub-Advisory Agreement will remain in effect for a period of two years, unless sooner terminated. After the initial two-year period, continuation of the Sub-Advisory Agreement from year to year is subject to annual approval by the Board, including at least a majority of the Independent Trustees.

The Sub-Advisory Agreement may be terminated without penalty (i) by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by ETC, in each case, upon sixty (60) days’ written notice to Amplify; or (ii) by Amplify upon sixty (60) days’ written notice to ETC and the Board.

Sub-Advisory Fee. The Sub-Advisory Agreement has a sub-advisory fee, paid by ETC and not by the Fund, which is calculated daily and paid monthly, at the following annual rates expressed as a percentage of the average daily net assets of the Fund: 0.38% on the first $50 million, 0.39% on the next $200 million, and 0.41% above $250 million. The sub-advisory fee to be paid by ETC to Amplify under the Sub-Advisory Agreement will not change the overall investment advisory fee paid by the Fund.

Prior to October 1, 2016, ETC entered into a Sub-License, Marketing Support and Expense Reimbursement Agreement with YieldShares LLC, an affiliate of Amplify. Under that Agreement, YieldShares LLC sub-licensed the Fund’s underlying index to ETC, which ETC in turn sub-licensed to the Fund, and assumed the obligation of ETC to pay all expenses of the Fund, except Excluded Expenses (defined below). ETC, and not the Fund, paid all fees due to YieldShares LLC under the Agreement. The services provided under the Agreement have been assumed by Amplify and will therefore no longer be provided by YieldShares, although the Fund will continue to use “YieldShares” in its name. The Fund’s underlying index will continue to be sub-licensed to ETC by Amplify and used by the Fund.

Brokerage Policies. The Sub-Advisory Agreement authorizes Amplify to select the brokers or dealers that will execute the purchases and sales of securities of the Fund, directs Amplify to seek for the Fund the most favorable execution and net price available under the circumstances, and provides that Amplify may cause the Fund to pay a broker a commission in excess of that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and research services provided by the broker to Amplify. The Sub-Advisory Agreement states that the foregoing are duties of Amplify unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by the Fund has been retained by ETC or delegated by ETC to another sub-adviser. As previously noted, ETC has delegated portfolio trading responsibilities to Vident.

During its most recently completed fiscal year, the Fund paid $1,779.16 in commissions to Penserra Securities LLC, a broker-dealer that is under common control with and, thus, an affiliated person of, Penserra Capital Management LLC, which served as the Fund’s sub-adviser until June 15, 2015. This amount represented 0.87% of the Fund’s aggregate brokerage commissions paid during the fiscal year ended December 31, 2015. Of the aggregate dollar amount of Fund transactions involving the payment of commissions during the fiscal year ended December 31, 2015, 1.92% were effected through Penserra Securities LLC.

Payment of Expenses. The Sub-Advisory Agreement provides that Amplify will pay all of the costs and expenses incurred by it in connection with the sub-advisory services provided for the Fund. Further, as noted, the Sub-Advisory Agreement provides that Amplify assumes ETC’s obligation to pay all Fund expenses, except Excluded Expenses (defined below).

Other Provisions. The Sub-Advisory Agreement provides that Amplify shall indemnify and hold harmless ETC, the Trust, all affiliated persons thereof, and all controlling persons from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of Amplify’s obligations under the agreement; provided, however, that Amplify’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by ETC, is caused by or is otherwise directly related to ETC’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement. The Sub-Advisory Agreement further provides that ETC shall indemnify and hold harmless Amplify from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of ETC’s obligations under the agreement; provided, however, that ETC’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by, Amplify is caused by or is otherwise directly related to Amplify’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement.

Board Considerations. In considering whether to approve the Sub-Advisory Agreement, the Board took into consideration (i) the nature, extent and quality of the services to be provided by Amplify; (ii) Amplify’s cost and profits to be realized from providing such services, including any fall-out benefits enjoyed by Amplify or its affiliates; (iii) comparative fee and expense data for the Fund; (iv) the extent to which the advisory fee for the Fund reflects economies of scale shared with Fund shareholders; and (v) other factors the Board deemed to be relevant. In their deliberations, the Board did not identify any single piece of information discussed below that was all-important, controlling or determinative of its decision.

Nature, Extent and Quality of Services to be Provided. In considering the nature, extent and quality of the services to be provided to the Fund, the Board reviewed the services to be provided by Amplify. The Board noted that it had received and reviewed Amplify’s registration form on Form ADV as well as Amplify’s responses to a detailed series of questions, which included a description of Amplify’s operations, service offerings, personnel, compliance program, risk management program, and financial condition. The Board noted that responsibility for trading the Fund’s portfolio would continue to rest with Vident and that Amplify had agreed, among other things, to assume ETC’s responsibility to pay, or cause to be paid, all fees and expenses incurred by the Fund, except for Excluded Expenses (defined below), and, from time to time, make investment decisions for the Fund as Amplify determines necessary. The Board also noted that Amplify would continuously review, supervise and administer the investment program of the Fund, subject to the supervision of ETC and the Board. The Board also considered the Fund’s past performance, noting that the Fund is an “index fund” and that Amplify, as a new sub-adviser, had no role in the performance of the Fund achieved to date.

Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Amplify.

Costs of Services to be Provided and Economies of Scale. The Board reviewed the sub-advisory fee to be paid to Amplify for its services to the Fund under the Sub-Advisory Agreement. The Board considered this fee in light of the services ETC and Vident provide as investment adviser and trading sub-adviser to the Fund, respectively. The Board also considered that the Fund pays a “unified fee” to ETC, meaning that the Fund pays no expenses, other than certain excluded expenses, and that the sub-advisory fee to be paid to the Board noted that the unified fee charged to the Fund would not increase as a result of adding Amplify as a sub-adviser for the Fund, that Amplify is to be paid by ETC out of the unified fee, and that the Sub-Advisory Agreement represents an arm’s-length negotiation between ETC and Amplify. In considering the sub-advisory fee, the Board considered Amplify’s agreement to assume ETC’s responsibility to pay, or cause to be paid, the Fund’s expenses. The Board also considered a profitability analysis with respect to the Fund and a comparison of the Fund’s unitary fee with comparable accounts. The Board concluded that the sub-advisory fee appeared reasonable in light of the services rendered. In addition, the Board considered the potential for economies of scale as the Fund’s assets continue to grow, but concluded that to date, no significant economies of scale had yet been achieved.

Conclusion. No single factor was determinative of the Board’s decision to approve the Sub-Advisory Agreement; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including a majority of the Independent Trustees, determined that the Sub-Advisory Agreement, including the compensation payable thereunder, is fair and reasonable to the Fund. The Board, including a majority of the Independent Trustees, therefore determined that the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders.

II.	Information Concerning ETC

Exchange Traded Concepts, LLC, located at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, serves as the investment adviser to the Fund. ETC was formed in 2009 and provides investment advisory services to other exchange-traded funds. ETC is majority owned by Cottonwood ETF Holdings LLC.

The Trust and ETC have entered into an investment advisory agreement with respect to the Fund. Under the advisory agreement, ETC provides investment advice to the Fund primarily in the form of oversight of Vident and Amplify, including daily monitoring of the purchase and sale of securities of Vident and regular review of Vident and Amplify’s respective performance. ETC, in consultation with Vident and Amplify, arranges for transfer agency, custody, fund administration and accounting, and other non-distribution related services necessary for the Fund to operate. ETC administers the Fund’s business affairs, provides office facilities and equipment and certain clerical, bookkeeping and administrative services, and provides its officers and employees to serve as officers or Trustees of the Trust.

For the services ETC provides, the Fund pays ETC a fee, which is calculated daily and paid monthly, at an annual rate of 0.50% on the average daily net assets of the Fund. Under the advisory agreement, ETC has agreed to pay all expenses incurred by the Trust except for the advisory fee, interest, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Excluded Expenses”).

For the fiscal year ended December 31, 2015, the Fund paid ETC $441,934 in advisory fees. The terms of the Fund’s investment advisory agreement with ETC are unaffected by the addition of Amplify as a sub-adviser to the Fund.

III.	Information Concerning Vident

ETC has retained Vident Investment Advisory, LLC, 300 Colonial Center Parkway, Suite 330, Roswell, Georgia 30076, to serve as a sub-adviser to the Fund. Vident is a wholly-owned subsidiary of Vident Financial, LLC. Under a sub-advisory agreement between ETC and Vident, Vident is responsible for trading portfolio securities on behalf of the Fund, including selecting broker-dealers to execute purchase and sale transactions as instructed by ETC or in connection with any rebalancing or reconstitution of the Fund’s underlying index, subject to the supervision of ETC and the Board. Under the sub-advisory agreement, ETC pays Vident a fee, calculated daily and paid monthly, at an annual rate of 0.03% of the average daily net assets of the Fund, subject to a $20,000 minimum fee.

During the fiscal year ended December 31, 2015, ETC paid Vident $10,217.30 in sub-advisory fees. The terms of the sub-advisory agreement between ETC and Vident with respect to the Fund are unaffected by the addition of Amplify as a sub-adviser to the Fund.

IV.	Description of Amplify

Amplify Investments LLC is located at 3250 Lacey Road, Suite 130, Downers Grove, Illinois 60515. Amplify is a Delaware limited liability company with a sole member, Amplify Holding Company LLC, located at 3250 Lacey Road, Suite 130, Downers Grove, Illinois 60515. Amplify was formed in 2014 and provides investment advisory services to other exchange-traded funds.

Listed below are the names and principal occupations of the directors and principal executive officers of Amplify. None of Amplify’s officers, directors, or employees serves as a trustee or officer of the Trust. The mailing address for each person listed below is the same as that of Amplify.

Amplify Principal Executive Officer and Directors
Principal Occupation

Name	Principal Occupation
Christian W. Magoon	Amplify Investments LLC — Managing Member
Edward H. Keiley	Amplify Investments LLC — Chief Compliance Officer
John G. Phillips	Amplify Investments LLC — Chief Operating Officer
Bradley H. Bailey	Amplify Investments LLC — Chief Financial Officer

Management of Similar Funds. Currently, Amplify provides investment advisory services to other funds with investment objectives similar to that of the Fund. The name, net assets (as of December 1, 2016) and contractual advisory fee of each such fund are listed below.

Name of Fund	Net Assets	Advisory Fee Rate Based on the Fund’s Average Daily Net Assets
Amplify Online Retail ETF (IBUY)	$5,414,678.09	0.65%
Amplify YieldShares Prime 5 Dividend ETF	$2,613,125.02	0.45%*

*	Amplify has contractually agreed to reduce the management fees it receives from this fund by 0.10% for the fund’s first year of operations.

V.	Other Service Providers

The Fund’s administrator is SEI Investments Global Funds Services, located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Fund’s distributor is SEI Investments Distribution Co., located at One Freedom Valley Drive, Oaks, PA 19456.

VI.	Shares Outstanding and Ownership of Shares

As of December 1, 2016, 6,050,000 shares of the Fund were issued and outstanding. As of December 1, 2016, to the Trust’s knowledge, no person, except as set forth in the table attached as Exhibit A, had or shared voting or investment power over more than 5% of the outstanding shares of the Fund.

To the knowledge of the Trust’s management, as of December 1, 2016, the officers and Trustees of the Trust, as a group, beneficially owned less than one percent of the Fund’s outstanding shares.

VII.	Shareholder Reports

The Trust publishes annual and semi-annual reports containing additional information about the Fund’s investments. In the Trust’s annual and semi-annual reports, you will find a discussion of the market conditions and the investment strategies that significantly affected the Fund’s performance during that period.

To request more information about the Fund, or obtain the Fund’s SAI and annual and semi-annual reports, without charge, you may call 1-855-796-3863, visit the Fund’s website at www.yieldshares.com, or write the Trust at Exchange Traded Concepts Trust, 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, OK 73120.

Information about the Fund, including the SAI, the annual and semi-annual reports, and the Sub-Advisory Agreement, also may be obtained from the Commission in any of the following ways: (1) in person: you may review and copy documents in the Commission’s Public Reference Room in Washington, D.C. (for information call 1-202-551-8090); (2) on-line: you may retrieve information from the Commission’s web site at http://www.sec.gov; or (3) by mail: you may request documents, upon payment of a duplicating fee, by electronic request at publicinfo@sec.gov or by writing to Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549-1520.

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PLEASE KEEP THIS MATERIAL FOR FUTURE REFERENCE.

EXHIBIT A

5% SHAREHOLDERS

Although the Trust does not have information concerning the beneficial ownership of shares held in the names of DTC Participants, as of December 1, 2016, the name, address and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding Shares of the Fund is set forth in the table below.

Participant Name and Address	Percentage of Ownership
NFS LLC 200 Liberty Street One World Financial Center New York, NY 10281-1003	22.25%
Pershing LLC One Pershing Plaza Jersey City, NJ 07399	17.69%
Charles Schwab 211 Main Street San Francisco, CA 94105	17.55%
TD Ameritrade 200 South 108th Avenue Omaha, NE 68154	7.02%